Exhibit 99.1

BioTime Signs Agreements with Jade Therapeutics for Ophthalmological Drug Delivery Applications of HyStem® Technology

ALAMEDA, Calif.--(BUSINESS WIRE)--July 17, 2012--BioTime, Inc. (NYSE MKT: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today announced the signing of an exclusive sublicense agreement and a supply agreement with Jade Therapeutics, LLC, a developer of an ophthalmological therapeutic sustained-release drug delivery platform. Under the agreements, BioTime will provide Jade with clinical-grade HyStem® hydrogels and certain patented technology for use by Jade Therapeutics in the development of new pharmaceutical products for ophthalmologic use. Jade plans to utilize the hydrogels to facilitate time-release topical delivery of recombinant human growth hormone to help heal lesions on the ocular surface. Jade Therapeutics will retain rights to market their product upon completion of development and obtaining marketing approval. Financial terms of the transaction were not disclosed.

William P. Tew, Ph.D., BioTime’s Chief Commercialization Officer, stated that “Numerous published scientific reports have established the efficacy of HyStem® to facilitate cell transplantation in animal models, and we currently plan on a near-term approval to market one HyStem®-related product, ReneviaTM, in the EU for reconstructive and cosmetic surgery. We believe our HyStem® technology may also be useful as a device for the slow, timed release of therapeutic agents such as those being developed by Jade Therapeutics, as well as for the controlled release of proteins secreted from BioTime’s stem cell lines.”

“The HyStem® product line has potential utility in a wide array of human therapeutic products,” said Michael West, Ph.D., BioTime’s CEO. “We intend to seek additional industry partners for applications that are not core to our own therapeutic product development.”

BioTime's HyStem® hydrogels are proprietary biocompatible hydrogels that mimic the human extracellular matrix (ECM), a web of molecules surrounding cells that is essential to cellular function. When cells lacking the ECM (or an ECM substitute) are introduced into the body, they typically die or fail to function correctly after transplantation. BioTime's HyStem® hydrogels are currently being used by researchers at a number of leading medical schools in studies of stem cell therapies for facilitating wound healing and for the treatment of ischemic stroke, brain cancer, vocal fold scarring, and cardiac infarct.

About Jade Therapeutics

Jade Therapeutics, LLC, a privately-held company headquartered in Park City, Utah, focuses on the development of locally administered, sustained-release therapeutics that improve corneal healing following damage from disease or injury, thus improving visual function and quality of life. The Company’s initial product is designed to deliver recombinant human growth hormone, a well characterized biologic that has already been demonstrated to have significant healing properties. Jade recently secured a prestigious Utah Science Technology and Research (USTAR) grant to continue to conduct preclinical and market research and is in negotiation with several prominent academic and military affiliates to further product development. Examples of ocular disorders addressed by the Company’s technology includes persistent corneal epithelial defects and corneal damage due to dry eye disease.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerateTM cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing ReneviaTM (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority-owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-DxTM currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, and is developing an integrated database suite to complement GeneCards® that will also include the LifeMapTM database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database. LifeMap will also market BioTime research products. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia
Chief Financial Officer
510-521-3390, ext 367
pgarcia@biotimemail.com
or
Judith Segall
510-521-3390, ext 301
jsegall@biotimemail.com